UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 1, 2015 (October 1, 2015)

Commission file number: 001-14330

AVINTIV SPECIALTY MATERIALS INC.

(Exact name of registrant as specified in its charter)

Delaware	57-1003983
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9335 Harris Corners Parkway, Suite 300 Charlotte, North Carolina 28269	(704) 697-5100
(Address of principal executive offices)	(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On October 1, 2015, pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”), AVINTIV Inc., a Delaware corporation and the registrant’s parent company, and Berry Plastics Group, Inc., a Delaware corporation (“Berry”), completed the previously announced merger (the “Merger”) of Berry Plastics Acquisition Corporation IX, an indirect subsidiary of Berry (“Merger Sub”), with and into AVINTIV Inc., with AVINTIV Inc. surviving the merger as a wholly-owned subsidiary of Berry.

In connection with the completion of the Merger, on October 1, 2015, AVINTIV Specialty Materials Inc. (the “Company”) terminated the following agreements:

•	ABL Facility. On October 1, 2015, in connection with the completion of the Merger, the Company repaid in full, cancelled and terminated that certain Credit Agreement (the “ABL Facility Agreement”), dated as of January 28, 2011, as amended and restated on October 5, 2012, among the Company, AVINTIV Acquisition Corporation, the lenders from time to time party thereto, Citibank, N.A., as administrative agent and collateral agent, Morgan Stanley Senior Funding, Inc., as syndication agent, Barclays Bank PLC and RBC Capital Markets, as co-documentation agents, and Citigroup Global Markets Inc., Morgan Stanley Senior Funding, Inc., Barclays Capital and RBC Capital Markets, as joint lead arrangers and joint book runners. In connection with such termination, all liens previously granted by the Company to the administrative agent and collateral agent for the benefit of the secured parties under the ABL Facility Agreement were fully released.

•	Term Loan Facility. On October 1, 2015, in connection with the completion of the Merger, the Company repaid in full, cancelled and terminated that certain Senior Secured Credit Agreement (the “Term Loan Facility Agreement”), dated as of December 19, 2013, among the Company, AVINTIV Acquisition Corporation, the lenders from time to time party thereto, Citicorp North America, Inc., as administrative agent, Barclays Bank PLC, as syndication agent, RBC Capital Markets and HSBC Bank USA, N.A., as co-documentation agents, Citigroup Global Markets Inc. and Barclays Bank PLC, as joint lead arrangers, and Citigroup Global Markets Inc., Barclays Bank PLC, RBC Capital Markets and HSBC Securities (USA) Inc., as joint bookrunners, including the Incremental Amendment thereto, dated as of June 10, 2014, and the Second Incremental Amendment No. 2 and Limited Waivers thereto, dated as of April 17, 2015. In connection with such termination, all liens previously granted by the Company to the administrative agent and collateral agent for the benefit of the secured parties under the Term Loan Facility Agreement were fully released.

•	Redemption of the Senior Secured Notes and Satisfaction and Discharge of the Senior Secured Notes Indenture. On September 4, 2015, the Company provided a notice of conditional full redemption for $304.0 million aggregate principal amount of its outstanding 7.75% Senior Secured Notes due 2019 (the “Senior Secured Notes”), representing all of the Company’s outstanding Senior Secured Notes. The Senior Secured Notes will be redeemed on October 5, 2015 (the “Redemption Date”) at a redemption price of 103.875% of the principal amount thereof, plus accrued and unpaid interest thereon to, but excluding, the Redemption Date. In addition, the Company has effected a satisfaction and discharge of the Company’s obligations with respect to the Senior Secured Notes under the indenture governing the Senior Secured Notes (the “Senior Secured Notes Indenture”) and the trustee under the Senior Secured Notes Indenture has released all liens and other interests in any collateral securing the Senior Secured Notes effective as of October 1, 2015. As a result of the redemption of the Senior Secured Notes, and the satisfaction and discharge of the Company’s obligations under the Senior Secured Notes Indenture, the Company is no longer obligated to, and will not, voluntarily file reports with the Securities and Exchange Commission.

•	Redemption of the Senior Notes and Satisfaction and Discharge of the Senior Notes Indenture. On September 4, 2015, the Company provided a notice of conditional full redemption for $210.0 million aggregate principal amount of its outstanding 6.875% Senior Notes due 2019 (the “Senior Notes”), representing all of the Company’s outstanding Senior Notes. The Senior Notes will be redeemed on October 5, 2015 at a redemption price of 100% of the principal amount thereof, plus a “make-whole” premium, plus accrued and unpaid interest and additional interest, thereon to, but excluding, the Redemption Date. In addition, the Company has effected a satisfaction and discharge of the Company’s obligations with respect to the Senior Notes under the indenture governing the Senior Notes (the “Senior Notes Indenture”) effective as of October 1, 2015. In connection with the redemption of the Senior Notes, and the satisfaction and discharge of the Company’s obligations under the Senior Notes Indenture, the Company is concurrently filing a Form 15 with the Securities and Exchange Commission and will no longer be obligated to, and will not, file reports with the Securities and Exchange Commission.

Item 2.01	Completion of Acquisition or Disposition of Assets.

Pursuant to the terms of the Merger Agreement, on October 1, 2015, holders of issued and outstanding shares of common stock, par value $0.01 per share, of AVINTIV Inc. (“AVINTIV Stock”), other than those shares of AVINTIV Stock (i) held by AVINTIV Inc., Berry or Merger Sub and (ii) those shares with respect to which appraisal rights were properly demanded and not waived, withdrawn or lost, received aggregate cash merger consideration of approximately $2,450,000,000 (the “Merger Consideration”), subject to certain adjustments for working capital and capital expenditures, cash, the amount of AVINTIV Inc.’s funded indebtedness, transaction expenses incurred by AVINTIV Inc., the value of the shares of capital stock of Companhia Providência Indústria e Comércio, a Brazilian corporation, which were not owned by AVINTIV Inc. and the amount necessary to cancel and terminate AVINTIV Inc.’s options, stock appreciation rights and restricted stock units.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 1, 2015

AVINTIV SPECIALTY MATERIALS INC.

By:	/s/ Dennis E. Norman
Name:	Dennis E. Norman
Title:	Executive Vice President, Chief Financial Officer